EXHIBIT 23.1

CONSENT OF PRACTICAL MINING LLC

We hereby consent to the incorporation by reference of the mineral reserve estimates performed by us in our capacity as an independent consultant to Star Mountain Resources, Inc. (the “Company”), which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Date: April 13, 2016

PRACTICAL MINING LLC

/s/ Mark Odell
Name: Mark Odell
Title: Owner/Manager